Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President and CEO	Executive Vice President and CFO
860-582-8868	860-585-2118

FIRST VALLEY BANCORP ANNOUNCES SHAREHOLDERS MEETING

Bristol, Connecticut - February 16, 2006 - First Valley Bancorp, Inc., the holding company for Valley Bank, announced today that its board of directors has scheduled the company’s annual meeting of shareholders for 5:00 p.m. (Eastern Standard Time) on May 22, 2006 at Nuchie’s Restaurant, 164 Central Street, Forestville, CT.

The record date for shareholders to vote at the meeting is March 31, 2006.

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information about Valley Bank visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

--- End ---